Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-106492 of Knight Ridder, Inc. (as predecessor in interest to The McClatchy Company)) pertaining to the Knight Ridder 401K Plan of our report dated June 25, 2007, with respect to the statement of net assets available for benefits of the Knight Ridder 401K Plan included in this Annual Report (Form 11-K) for the year ended December 31, 2007.

/s/ Ernst & Young LLP

Sacramento, California
June 27, 2008